Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510 Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES REPORTS
FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Fourth quarter revenue up 8% and Adjusted EBITDA up 34% sequentially
MIDLAND, Texas — February 16, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2010.
FOURTH QUARTER 2010
Fourth quarter revenue rose 8% to $212.9 million from $197.3 million in the third quarter of 2010, and increased 66% from $128.1 million reported in the fourth quarter of 2009. For the fourth quarter of 2010, Basic reported a net loss of $2.0 million, or $0.05 per share. In the third quarter of 2010, Basic reported a net loss of $9.3 million, or $0.23 per share and in the fourth quarter of 2009, Basic reported a net loss of $24.2 million, or $0.61 per share.
Adjusted EBITDA for the 2010 fourth quarter rose to $43.1 million, or 20% of revenue, from $32.2 million, or 16% of revenue, in the third quarter of 2010, and $8.7 million, or 7% of revenue, in the comparable quarter of 2009. Adjusted EBITDA is defined as net income before interest, taxes, depreciation, amortization, goodwill impairment, loss on early extinguishment of debt, the net gain or loss from the disposal of assets and gain on bargain purchase. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
FULL YEAR 2010
For the twelve-month period ended December 31, 2010, Basic generated a net loss of $45.3 million, or $1.14 per share, excluding a gain of $1.8 million, or $0.04 per share, for a bargain purchase on an acquisition (or a net loss of $43.6 million, or $1.10 per share, as reported). For the year ended December 2009, Basic generated a net loss of $84.5 million, or $2.13 per share, excluding a $166.9 million after-tax ($204.0 million pre-tax) non-cash goodwill impairment charge and a $2.2 million after-tax ($3.5 million pre-tax) loss on the early extinguishment of debt (or a net loss of $253.5 million, or $6.39 per share, as reported). Revenues increased 38% to

$728.2 million for 2010 compared to $526.6 million in 2009. Adjusted EBITDA for 2010 was $114.1 million, or 16% of revenue, compared to $34.0 million, or 6% of revenue, for the comparable period in 2009 (which excludes the 2009 pre-tax goodwill impairment and early extinguishment of debt charges).
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “We are extremely pleased with our fourth quarter results which included our highest quarterly utilization levels, revenue and Adjusted EBITDA in 2010. Increased oil and liquids-related drilling and frac activity drove higher utilization and revenue in our fluid services and completion and remedial services segments, while increased oil well maintenance and workovers were the main drivers for the improvement in our well services segment. We realized pricing improvements in all four of our business segments with sequential segment profit margin improvements in the fourth quarter. As evidence of the recent momentum, Adjusted EBITDA of $43 million in the fourth quarter was 27% higher than the amount we achieved for the full year in 2009.
“The fourth quarter capped an excellent full-year performance with each of our four business segments generating double-digit revenue growth, with total revenues up by 38% over 2009. Improving utilization, driven in part by opportunities to redeploy equipment to our more oil-oriented markets within our existing operations, increased pricing and good cost control combined over the course of the year to move margins higher across all segments. We began deploying new capital late in the year with more than $21 million in new capital committed to expanding our fluid services segment throughout our Permian Region, in the Bakken Shale and Niobrara plays in our Rocky Mountain Region, and in the Eagle Ford play in our Gulf Coast Region. We also initiated, and partially funded, the purchase of a 25,000 hydraulic horsepower (hhp) frac spread for delivery in the first quarter of 2011 to expand our frac capability in the Wolfberry play in the Permian Region.
“The acquisition of Platinum Pressure Services/Admiral Well Service in December added to the short list of opportunistic acquisitions we made during 2010. That acquisition expanded our rig-assisted snubbing fleet and provided an entry point in the Marcellus Shale. In total, we invested $50 million in completing four acquisitions during 2010, which provides us excellent growth potential as we move into the expansion cycle. Our recent debt refinancing and credit facility expansion will allow us to selectively exploit a growing list of acquisition opportunities in 2011 to further develop our footprint and service lines.
“In 2011, we expect demand in our oil-oriented markets to continue to move upward, as oil prices remain above levels necessary to support increased capital spending for workover and drilling programs. Given that outlook, we believe higher utilization levels will continue to drive further improvement in pricing and margins throughout 2011. To support those higher demand levels, we have planned a capital expenditure program of approximately $136 million in 2011, with the majority of spending being directed to our fluid services and completion and remedial services segments. Our 25,000 hhp frac spread is on schedule for full deployment in the Permian Basin by the end of the first quarter, with a full work calendar for the remainder of 2011.
“The primary drivers for the improvement in our performance over the last year were the strength of our management team, our established presence in the best oil and gas producing markets in the U.S., and more importantly, the quality of service provided by our field personnel and best-in-class equipment. I am particularly appreciative of the hard work and dedication of our work force at all levels of the organization as they hung in through one of the toughest downturns in the history of the industry. Our employees are the foundation that we will build upon over the next several years as we take advantage of the numerous opportunities that we expect to be available.”
Business Segment Results
Completion & Remedial Services
Sequentially, completion and remedial services revenues increased 10% to $80.9 million in the fourth quarter of 2010 from $73.7 million in the prior quarter. In the fourth quarter of 2009, this segment generated $35.6 million in revenue. Segment profit in the fourth quarter of 2010 rose sequentially to $34.9 million, or 43% of revenue, compared to $30.5 million, or 41% of revenue, in the prior quarter. During the fourth quarter of 2009, segment profit was $10.8 million, or 30% of revenue. The sequential and prior year improvement in revenue and segment profit was due to higher utilization and improved pricing in Basic’s pumping service line, which was largely due to increased drilling and completion activity. As of December 31, 2010, Basic had approximately 142,000 hhp, the same as in the prior quarter and up from 139,000 hhp at December 31, 2009.
Fluid Services
Fluid services revenues in the fourth quarter of 2010 increased by 5% to $66.8 million compared to $63.5 million in the prior quarter. During the fourth quarter of 2009, this segment produced $51.0 million in revenue. The weighted average number of fluid services trucks was 782 during the fourth quarter of 2010, declining by seven trucks from the weighted average truck count of 789 during the third quarter of 2010. The weighted average number of fluid services trucks was 794 during the fourth quarter of 2009. The sequential increase in revenues was primarily due to increased frac activity in the Permian Basin, Bakken shale and the Eagle Ford play in South Texas.
The average revenue per fluid service truck was $85,000 in the fourth quarter of 2010, up 6% from $80,000 in the prior quarter and 33% compared to $64,000 in the same period in 2009. Segment profit in the fourth quarter of 2010 was $20.8 million, or 31% of revenue, compared to $15.7 million, or 25% of revenue, in the prior quarter and $10.3 million, or 20% of revenue, in the same period in 2009. The sequential increase in segment profit followed improved utilization and pricing.
Well Servicing
Sequentially, well servicing revenues rose 8% to $59.0 million during the fourth quarter of 2010 compared to $54.5 million in the prior quarter. Revenue from the Taylor rig manufacturing operations was $4.6 million and $3.7 million in the fourth and third quarters of 2010, respectively. In the fourth quarter of 2009, revenues were $37.0 million. At December 31, 2010, the well servicing rig count was 412, increasing nine rigs from the prior quarter end. The weighted average number of well servicing rigs was 407 during the fourth quarter of 2010, up from 404 in the prior quarter and down from 410 during the fourth quarter of 2009.
Well servicing rig utilization increased to 56% in the fourth quarter of 2010, up from 55% in the third quarter reflecting increased demand for these services due to an increase in activity in oil-oriented markets in response to relatively high and stable oil prices. Last year in the comparable quarter, the rig utilization rate was 41%. Excluding revenues associated with the rig manufacturing sub-segment, revenue per well servicing rig hour rose 4% sequentially to $331 in the fourth quarter of 2010 from $319 in the third quarter of 2010, and was up 7% compared to the $309 achieved during the fourth quarter of 2009.
Well servicing segment profit in the fourth quarter of 2010 was $14.1 million compared to $11.4 million in the prior quarter and $9.1 million in the same period in 2009. Segment profit margins increased to 24% in the fourth quarter of 2010 from 21% in the third quarter and 25% in the fourth quarter of 2009. Excluding the Taylor rig manufacturing operations, well servicing segment profit margin was 26% for the fourth quarter of 2010 and 22% for the third quarter of 2010. Segment profit margins in the fourth quarter of 2010 rose due to improved utilization and pricing.
Contract Drilling
Contract drilling revenues increased 11% to $6.1 million during the fourth quarter of 2010 compared to $5.5 million in the third quarter of 2010. During the fourth quarter of 2009, this segment produced $4.6 million in revenue. Basic operated six drilling rigs during the fourth quarter of 2010, down from nine rigs in both the prior quarter and in the same period in 2009, due to the transfer of three contract drilling rigs to the well servicing segment. Rig operating days during the fourth quarter of 2010 rose slightly to 536 compared to 523 in the prior quarter. The 2% increase in drilling days was the result of improved drilling activity levels in the Permian Basin. Rig operating days were 417 in the comparable period in 2009. Segment profit in the fourth quarter of 2010 was $2.0 million compared to $1.4 million in the prior quarter and $905,000 in the fourth quarter of 2009. The sequential increase in revenue was due to improved pricing, reflected in the 8% increase in revenue per drilling day, which rose to $11,500 in the fourth quarter from $10,600 in the previous quarter. Segment profit margin increased sequentially in the fourth quarter due to higher utilization and an improving pricing environment.
G&A Expense
G&A expense in the fourth quarter of 2010 was $28.9 million, or 14% of total revenue, compared to $27.0 million, or 14% of total revenue, in the third quarter of 2010. The sequential increase in G&A expense was primarily due to increased cash incentive compensation driven by improving profitability. During the fourth quarter of 2009, G&A expense was $22.6 million, or 18% of total revenue.
Capital Expenditures
Total capital expenditures during 2010, including capital leases of $23 million, were approximately $87 million, comprised of $44 million for sustaining and replacement projects, $36 million for expansion projects and $7 million for other projects. Expansion capital spending included approximately $21 million for the fluid services segment, $13 million for the completion and remedial services segment and $2 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.
For 2011, we expect to spend approximately $136 million for capital expenditures, including approximately $96 million in the form of cash and $40 million through capital leases. Of that

$136 million, approximately 51% will be allocated for expansion capital, 29% for replacement equipment, 20% for major maintenance and refurbishment projects and general and administrative expenditures. We anticipate that approximately 40% of our capital expenditures will be directed to the fluid services segment, 39% to completion and remedial services and the remainder dedicated to our other segments and general and administrative projects. Our capital expenditure program may be increased or decreased as our outlook changes. We do not budget for acquisitions in our annual planning process but continue to evaluate those in the normal course of business.
Recent Events
On February 14, 2011, we received tenders and consents from the holders of $224.7 million in aggregate principal amount, or approximately 99.9%, of our outstanding $225,000,000 11.625% Senior Secured Notes due 2014 (the “Notes”) in connection with our previously announced cash tender offer and consent solicitation for the Notes, which commenced on February 1, 2011. We also announced that it will redeem on March 17, 2011, the redemption date, all $285,000 of the outstanding principal amount of the Notes not tendered and purchased in our pending tender offer. On February 15, 2011, we closed on our offering of $275,000,000 7.75% Senior Notes due 2019 (“New Notes”) concurrently with an early closing of the tendered Notes.
On February 15, 2011, we completed a $165 million secured revolving credit facility with a group of five banks. The credit facility has a five-year term and is subject to certain financial and other covenants. We have approximately $15 million of letters of credit secured by this facility, leaving $150 million availability for draws. Our existing $30 million revolving credit facility was terminated on February 15.
We expect to have transaction costs in connection with the financing transactions described above of approximately $9 million that will be recorded in the first quarter as deferred debt issuance costs that will be amortized over the life of the New Notes and new revolving credit facility. We expect to record a charge of approximately $50 million in the first quarter of 2011 for the early extinguishment of debt, consisting of $37 million for the premium associated with the tender of the Notes, $9 million for the write-off of the unamortized original issue discount of the Notes and $4 million for the write-off of the unamortized deferred debt costs related to both the Notes and prior revolving credit facility.
Conference Call
The Company will host a conference call to discuss its fourth quarter 2010 results on Thursday, February 17, 2011, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9818 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until March 2, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4405018#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Income Statement Data:	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Completion and remedial services	$80,944	$35,594	$261,436	$134,818
Fluid services	66,765	50,975	241,164	214,822
Well servicing	59,009	36,967	204,872	160,614
Contract drilling	6,162	4,597	20,767	16,373

Total revenues	212,880	128,133	728,239	526,627

Expenses:
Completion and remedial services	46,010	24,803	156,573	95,287
Fluid services	45,997	40,640	178,152	159,079
Well servicing	44,939	27,825	156,885	121,618
Contract drilling	4,127	3,692	15,250	13,604
General and administrative (1)	28,864	22,610	107,781	104,253
Depreciation and amortization	33,682	33,915	135,001	132,520
Loss on disposal of assets	1,122	797	2,856	2,650
Goodwill impairment	—	—	—	204,014

Total expenses	204,741	154,282	752,498	833,025

Operating income (loss)	8,139	(26,149)	(24,259)	(306,398)
Other income (expense):
Interest expense	(11,171)	(11,479)	(46,471)	(32,949)
Interest income	41	35	103	563
Loss on early extinguishment of debt	—	—	—	(3,481)
Gain on bargain purchase	—	—	1,772	—
Other income	129	127	499	1,198

Income (loss) from continuing operations before income taxes	(2,862)	(37,466)	(68,356)	(341,067)
Income tax benefit	894	13,314	24,793	87,529

Net income (loss)	$(1,968)	$(24,152)	$(43,563)	$(253,538)

Earnings (loss) per share of common stock:
Basic	$(0.05)	$(0.61)	$(1.10)	$(6.39)

Diluted	$(0.05)	$(0.61)	$(1.10)	$(6.39)

Other Financial Data:
EBITDA (2)	$41,950	$7,893	$113,013	$(176,161)
Adjusted EBITDA (2)	43,072	8,690	114,097	33,984
Capital expenditures:
Acquisitions, net of cash acquired	39,966	6,626	50,278	7,816
Property and equipment	19,976	8,568	63,579	43,367

	As of
	December 31,	December 31,
	2010	2009
	(unaudited)	(audited)
Balance Sheet Data:
Cash and cash equivalents	$47,918	$125,357
Restricted cash	—	14,123
Net property and equipment	625,702	666,642
Total assets	1,022,268	1,039,541
Total long-term debt	474,628	475,845
Total stockholders’ equity	301,923	340,149

	Three months		Twelve months
	Ended December 31,		Ended December 31,
Segment Data:	2010	2009	2010	2009
Completion and Remedial Services
Segment profits as a percent of revenue	43.2%	30.3%	40.1%	29.3%

Fluid Services
Weighted average number of fluid services trucks	782	794	790	805
Truck hours (000’s)	476.1	433.3	1,851.6	1,732.2
Revenue per fluid services truck (000’s)	$85	$64	$305	$267
Segment profits per fluid services truck (000’s)	$27	$13	$80	$69
Segment profits as a percent of revenue	31.1%	20.3%	26.1%	26.0%

Well Servicing
Weighted average number of rigs	407	410	405	413
Rig hours (000’s)	164.4	119.5	613.4	485.2
Rig utilization rate	56.5%	40.8%	53.0%	41.1%
Revenue per rig hour, excluding manufacturing	$331	$309	$319	$331
Well servicing rig profit per rig hour	$90	$77	$81	$80
Segment profits as a percent of revenue	23.8%	24.7%	23.4%	24.3%

Contract Drilling
Weighted average number of rigs	6	9	8	9
Rig operating days	536	417	2,006	1,370
Revenue per day	$11,500	$11,000	$10,400	$12,000
Drilling rig profit per day	$3,800	$2,200	$2,800	$2,000
Segment profits as a percent of revenue	33.0%	19.7%	26.6%	16.9%

(1)	Includes approximately $1,616,000 and $1,224,000 of non-cash compensation expense for the three months ended December 31, 2010 and 2009, respectively. For the twelve months ended December 31, 2010 and 2009, it includes approximately $5,666,000 and $5,152,000 of non-cash expenses, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, goodwill impairment charges, loss on early extinguishment of debt, gain or loss on disposal of assets, and the gain on bargain purchase, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not include impairment of goodwill;
•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect our gain on bargain purchases;
•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$(1,968)	$(24,152)	$(43,563)	$(253,538)
Income taxes	(894)	(13,314)	(24,793)	(87,529)
Net interest expense	11,130	11,444	46,368	32,386
Depreciation and amortization	33,682	33,915	135,001	132,520

EBITDA	$41,950	$7,893	$113,013	$(176,161)

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge in 2009, loss on extinguishment of debt charge in 2009, gain on bargain purchase in 2010, and gain or loss on disposal of assets:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$(1,968)	$(24,152)	$(43,563)	$(253,538)
Goodwill impairment	—	—	—	204,014
Loss on extinguishment of debt	—	—	—	3,481
Income taxes	(894)	(13,314)	(24,793)	(87,529)
Gain on bargain purchase	—	—	(1,772)	—
Net interest expense	11,130	11,444	46,368	32,386
(Gain) loss on disposal of assets	1,122	797	2,856	2,650
Depreciation and amortization	33,682	33,915	135,001	132,520

Adjusted EBITDA	$43,072	$8,690	$114,097	$33,984

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